Exhibit 5.1

Baker McKenzie BV/SRL Bolwerklaan 21 Avenue du Boulevard - box 1 1210 Brussels Belgium Tel: +32 2 639 36 11 Fax: +32 2 639 36 99 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Munich

Paris

Prague

Riyadh*

Rome

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

* Associated Firm

** In cooperation with Trench,
Rossi e Watanabe Advogados

June 28, 2024

MDxHealth SA

CAP Business Center

Zone Industrielle des Hauts-Sarts

Rue d’Abhooz 31

4040 Herstal

Belgium

Dear all,

RE:	MDXHEALTH SA – REGISTRATION STATEMENT ON FORM F-3 UNDER THE U.S. SECURITIES ACT OF 1933 ON THE RESALE OF NEW SHARES

1.	Introduction

(a)	We have acted as external Belgian law counsel to MDxHealth SA of CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d’Abhooz 31, 4040 Herstal, Belgium, registered under company number 0479.292.440 RLP Liège (division Liège) (the “Company”), on certain Belgian law aspects in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”) filed on the date hereof with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in relation to the registration of the potential resale by certain selling securityholders listed in the Registration Statement under the heading “Selling Securityholders” (the “Security Holders”) of up to 2,243,060 new ordinary shares of the Company without nominal value issuable upon exercise of (i) 1,243,060 subscription rights issued by the Company on June 20, 2024, named the “OrbiMed Warrants” (the “OrbiMed Warrants”), pursuant to the Credit Agreement, dated May 1, 2024, by and between the Company, as guarantor, MDxHealth, Inc., a wholly-owned subsidiary of the Company, as borrower, and one or more affiliates of OrbiMed (the “OrbiMed Agreement”), and (ii) 1,000,000 subscription rights issued by the Company on June 20, 2024, named “Exact Sciences Warrants” (the “GHI Warrants”, and together with the OrbiMed Warrants, the “Warrants”), pursuant to the Second Amendment, dated August 23, 2023, to Asset Purchase Agreement dated August 2, 2022, by and between the Company and Genomic Health, Inc. (the “GHI Agreement”, and collectively with the OrbiMed Agreement, the “Agreements”) (such new shares issuable collectively, the “New Shares”, and such registration for resale, the “Registration”).

Partners	Arnoud WILLEMS[1,15]	Els JANSSENS[1,15]	Harold VANDEN BERGHE[1]	Associated with the Brussels Bar
Alain HUYGHE1,15*	Davinia MARTENS[1,15]	Kim STAS[1]	Lien WILLEMS[1,15]	E-List
Koen VANHAERENTS 1*	Paul JOHNSON[1,4,15]	Bram HOORELBEKE [1]	Nastassja WALSCHOT[1,15]	Nina NIEJAHR[7]
Jean-François VANDENBERGHE1,15*	Julie PERMEKE[1]	Veerle LERUT[1]	Ellen DEVLOO[1,15]	Chiara CONTE[13]
Roel MEERS1,15*	Joren JANSSEUNE[1,15]	Bregt NATENS[1,15]	Toon SMETS [1,15]	Lisa WEINERT[7,15]
Luc MEEUS, 1,5,15*		Benjamin PIRLET[1,15]	Younes SEBBARH[1,15]	Victor SAINT-CAST[11]
Fiona CARLIN1,3,15 *	Senior Counsels & Counsels		Eva CLAEYS[1]	Sylvain GUELTON[8]
Kurt HAEGEMAN1,15*	Jozef SLOOTMANS[1,15]	Associates	Stéphanie DE POTTER[1]	Sara DERHAB [8]
Dominique MAES1,15*	Koen DE WINTER[2,15]	Mario DEKETELAERE[2]	Anne-Sophie CORNE[1,15]	Marcela Junqueira C. PIROLA [12,15]
Michael VAN ACKER1,15*	Pascal MALLIEN[2,15]	Arne NAERT[1,15]	Joost VYNCKIER[1,15]	Konstantinos SKALTSAS[10]
Géry BOMBEKE1,15*	Philippe LION[1,15]	Olivier VAN DEN BROEKE[2,15]	Inès SILVESTRINI[1,15]
Elisabeth DEHARENG, 1,15*	Annick VAN HOOREBEKE[1]	Kristoff COX[1]	William-James KETTLEWELL[1,15]	B-List
Geert BOVY1,15*	Olivier VAN BAELEN[1,15]	Michel TANS[1,15]	Arnaud FLAMAND[1,15]	Alexandra Nina NOWICKA-MCLEES [4,15]
Gavin BUSHELL1,4,15*	Robby HOUBEN[2]	Julie VAN THIENEN[1,15]	Marie KRUG[1,15]	Tom JENKINS [4,14,15]
Gregory LEBRUN[1,15]		Sebastian TYTGAT[1,15]	Clémence ROUMA[1]	Roma MCCOOL [4]
		Pieter-Jan DENYS[1,15]	Werner VANDENBRUWAENE[1]
Helena VERBEEK[1,15]

1 – Advocaat / Avocat, Member of the Brussels Bar | 2 – Advocaat, Member of the Antwerp Bar | 3 – Barrister, Inn of Court, Northern Ireland | 4 – Solicitor (England and Wales) | 5 – Attorney, Member of the New York Bar | 6 – Rechtsanwalt, Member of the Frankfurt/Main Bar | 7 – Rechtsanwalt, Member of the Düsseldorf Bar | 8 – Avocat, Member of the Paris Bar | 9 – Rechtsanwalt, Member of the Cologne Bar | 10 – Δικηγόρος (Dikigoros), Member of the Athens Bar | 11 – Avocat, Member of the Lille Bar | 12 – Advogado, Member of the Portuguese Bar | 13 – Avvocato, Member of the Milan Bar | 14 – Solicitor of the High Court of Hong Kong | 15 – BV/SRL | * – Shareholder/Director of Baker McKenzie BV/SRL

Baker McKenzie BV/SRL. Vennootschap van advocaten/Société d’avocats. BTW/TVA: BE 0426.100.511 RPR Brussel/RPM Bruxelles.

(b)	For the purposes of this opinion letter (the “Opinion Letter”):

(i)	we have reviewed only the documents referred to in paragraph 3 (Documents Reviewed); and

(ii)	we have completed only the searches and enquiries referred to in paragraph 4 (Searches and Enquiries);

and we have not examined any other documents relating to or affecting, and have not made any other searches or enquiries regarding any Security Holder, any holder of Warrants, or any party to the Agreements.

(c)	Nothing in this Opinion Letter should be construed as implying that we are familiar with, or have made independent review or investigation of factual matters such as, the affairs of the Security Holders, any holder of the Warrants or any party to the Agreements, and this Opinion Letter is based solely on the investigations and subject to the limits stated in this Opinion Letter. We do not assume any responsibility for advising you of the subsequent discovery of information not previously known to us with respect to any matters described in this Opinion Letter.

(d)	The opinion in this Opinion Letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Registration, the Warrants, the Agreements, the transactions to which the Warrants or Agreements relate, or otherwise.

2.	Belgian Law Opinion

(a)	This Opinion Letter is limited to matters of Belgian law as in force, and as construed in published Belgian case law, as at the date of this Opinion Letter. Consequently:

(i)	we have made no investigation of foreign law, and do not express or imply any opinion on foreign law (including, but not limited to, the laws of the United States of America) or on European Union law as it affects any jurisdiction other than Belgium;

(ii)	we do not assume any responsibility for advising you of any changes in law or otherwise after the date of this Opinion Letter with respect to any matters described in this Opinion Letter; and

(iii)	we express no opinion on matters of taxation, matters of antitrust and competition, matters of fact or matters of accounting.

(b)	As Belgian law counsel we are not qualified or able to assess the true meaning and purport of the terms or any agreements, documents and legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any applicable law other than Belgian law, including, but not limited to, the Registration Statement, the Prospectus, the Registration, the Warrants or the Agreements (and the respective obligations of the parties thereto), and we have made no investigation of such meaning and purport. Our review of agreements, documents or legal acts (rechtshandelingen / actes juridiques) subject or expressed to be subject to any law other than Belgian law, including, but not limited to, the Registration Statement, the Prospectus, the Registration, the Warrants and the Agreements (as the case may be), has therefore been limited to the terms of such documents or acts as they appear to us on their face.

(c)	We do not admit we are “experts” within the meaning of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, with respect to any part of the Registration Statement or Prospectus.

3.	Documents Reviewed

For the purposes of this Opinion Letter we have examined the following documents:

(a)	an electronic copy of the Registration Statement on Form F-3 (including the Prospectus);

(b)	a copy of the amended and restated articles of association of the Company as filed in the legal entity file (dossier van de rechtspersoon/dossier de la personne morale) on January 10, 2024, electronically certified by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) on June 28, 2024;

(c)	an electronic version of a signed copy of the unanimous written resolutions of the board of directors of May 6, 2024, authorising and approving (A) the reports of the board of directors referred to in sub-paragraphs (i) and (ii) of paragraph (d); and (B) the convening of the extraordinary general shareholders’ meetings of the Company held on May 30, 2024 and June 20, 2024;

(d)	an electronic version of a signed copy of the following reports:

(i)	the report of the board of directors of the Company in accordance with articles 7:180, 7:191 and 7:193 of the Belgian Companies and Associations Code, dated March 23, 2019, as amended from time to time (the “Belgian Companies and Associations Code”), in relation to the proposal to issue the OrbiMed Warrants for the benefit of the parties mentioned therein (the “OrbiMed Warrant Beneficiaries”), and to dis-apply, in the interest of the Company, the preferential subscription right of the Company’s existing shareholders and, insofar as required, of the holders of subscription rights (share options) of the Company, for the benefit of the OrbiMed Warrant Beneficiaries, which report also contains a copy of the terms and conditions of the OrbiMed Warrants;

(ii)	the report of the board of directors of the Company in accordance with articles 7:180, 7:191 and 7:193 of the Belgian Companies and Associations Code, in relation to the proposal to issue the GHI Warrants for the benefit of the party mentioned therein (the “GHI Warrant Beneficiary”), and to dis-apply, in the interest of the Company, the preferential subscription right of the Company’s existing shareholders and, insofar as required, of the holders of subscription rights (share options) of the Company, for the benefit of the GHI Warrant Beneficiary, which report also contains a copy of the terms and conditions of the GHI Warrants;

(iii)	the report of the Company’s statutory auditor in accordance with articles 7:180, 7:191 and 7:193 of the Belgian Companies and Associations Code, in relation to the proposal to issue the OrbiMed Warrants for the benefit of the OrbiMed Warrant Beneficiaries, and to dis-apply, in the interest of the Company, the preferential subscription right of the Company’s existing shareholders and, insofar as required, of the holders of subscription rights (share options) of the Company, for the benefit of the OrbiMed Warrant Beneficiaries;

(iv)	the report of the Company’s statutory auditor in accordance with articles 7:180, 7:191 and 7:193 of the Belgian Companies and Associations Code, in relation to the proposal to issue the GHI Warrants for the benefit of the GHI Warrant Beneficiary, and to dis-apply, in the interest of the Company, the preferential subscription right of the Company’s existing shareholders and, insofar as required, of the holders of subscription rights (share options) of the Company, for the benefit of the GHI Warrant Beneficiary;

(e)	an electronic version of a signed copy of the minutes of the following general shareholders’ meeting of the Company of:

(i)	the ordinary general shareholders meeting of the Company held on May 30, 2024, approving, amongst other things, the reappointment of directors;

(ii)	the extraordinary general shareholders meeting of the Company held on May 30, 2024, in relation to, amongst other things, the issuance of the Warrants; and

(iii)	the extraordinary general shareholders meeting of the Company held on June 20, 2024, in relation to, amongst other things, the issuance of the Warrants.

4.	Searches and Enquiries

We have carried out the following searches and enquiries using the registration number of the Company with the Crossroads Bank for Enterprises as it appears in this Opinion Letter:

(a)	we obtained a “full extract of the details of a registered entity (legal person)” issued by the Crossroads Bank of Enterprises in relation to the Company and referring to the circumstances in existence on June 27, 2024 (the “CBE Excerpt”);

(b)	on June 27, 2024, we carried out an on-line search in the Central Insolvency Register available on www.regsol.be (the “Regsol Search”);

(c)	on June 27, 2024, we carried out an on-line search and review of the Annexes to the Belgian Official Gazette relating to the Company which shows any notices published up to June 13, 2024 (the “Publications”); and

(d)	on June 27, 2024, we conducted an online search in the database of articles of association maintained by the Royal Federation of Belgian Notaries (Koninklijke Federatie van het Belgisch Notariaat/Fédération Royale du Notariat Belge) available on https://statuten.notaris.be/costa_v1/enterprises/search (the “Fednot Database”) in relation to the Company.

5.	Assumptions

For the purposes of this Opinion Letter, we have assumed (without making any investigation) that:

(a)	all copy documents reviewed by us conform to the originals, all originals are genuine, complete and up-to-date;

(b)	all signatures, stamps and seals on any documents submitted to us are genuine;

(c)	the executed documents submitted to us have been signed by the persons whose names are indicated thereon as being the names of the signatories and we have assumed the legal capacity (bekwaamheid/capacité) of the natural persons executing such documents;

(d)	in the case of draft versions or (or draft updates to) any of the documents reviewed by us, the final and executed versions of such documents are identical in all aspects to such drafts and are duly executed;

(e)	the Registration Statement and Prospectus have or will be filed and become effective in the form referred to in this Opinion Letter;

(f)	the Publications give a true, complete and not misleading summary of the matters reflected in the documents on which such excerpts are based and such matters have not been revoked or amended by subsequent decisions by the Company (or its board of directors, general shareholders’ meeting, or any of its other competent bodies or representatives) which were not published in the Annexes to the Belgian Official Gazette, provided that and assuming that the matters reflected in the minutes referred to in paragraph 3(e) will be duly filed for publication in accordance with applicable law, as relevant, and the change in legal form of one of the Company’s directors having legal personality is not yet reflected;

(g)	there have been, and there will be, no amendments or supplements to the documents referred to under paragraph 3 (Documents Reviewed) in the form as examined by us, such documents (or the matters documented therein and thereby) have not been or will not be terminated, rescinded, declared null and void, or revoked, and there are no and will not be dealings, agreements or arrangements, actions or events between, by or involving any of the parties to such documents which supersede any of such documents (or the matters documented therein and thereby), or which otherwise affect the opinion given in this Opinion Letter;

(h)	the statutory seat (statutaire zetel/siège statutaire) of the Company is located in Belgium since its incorporation (oprichting/constitution), and the Company’s sole operational headquarters (exploitatiezetel/siège d’exploitation) are located at the place of its registered office;

(i)	the articles of association of the Company have not been amended since the restatement referred to in paragraph 3(b), and accurately restate the original articles of association and the subsequent amendments thereto;

(j)	the unanimous written resolutions referred to in paragraph 3(c) accurately record resolutions that were duly passed by duly appointed directors of the Company in accordance with its articles of association and Belgian law, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(k)	the directors of the Company who signed the unanimous written resolutions referred to in paragraph 3(c) have complied with the applicable provisions of article 7:96 of the Belgian Companies and Associations Code and article 1.8, §6 of the Belgian Civil Code, dealing with conflicts of interest of directors (as the case may be);

(l)	each of the resolutions of the general shareholders’ meetings of the Company referred to, set out or implied in the documents referred to under paragraph 3 above (i) accurately record resolutions that were duly passed at a properly convened and quorate meeting of genuine shareholders of the Company, conducted in accordance with its articles of association and Belgian law and on the basis of reports of the board of directors (as applicable) duly approved by duly appointed directors, (ii) do not reflect any untruthful statements, and (iii) have not been amended, revoked, varied or declared null and void, and remain in full force and effect;

(m)	the directors of the Company have satisfied themselves that the Warrants were issued, and the Agreements were entered into, for the purpose of carrying out the business of the Company as set out in its articles of association and that the issuance of the Warrants, the entering into the Agreements and proceeding with the Registration are of benefit to the Company, and their conclusions in this respect are not unreasonable;

(n)	with respect to each party to the respective Agreements and each holder of Warrants (in each case other than the Company):

(i)	it has been duly incorporated and is validly existing as a legal entity under all laws applicable to that party;

(ii)	it has all requisite power and capacity (corporate and otherwise) (as relevant) to enter into the Agreements to which it is a party or to hold the Warrants that it holds, and to perform its obligations thereunder;

(iii)	no other action by, and no notice to or filing with, any governmental, administrative or other authority or court on behalf of or by such party is required in order to enable it (as relevant) to validly enter into, sign, hold and perform under the Agreements to which it is a party or the Warrants that it holds;

(iv)	(as relevant) it has duly authorised and signed the Agreements and has duly authorised the holding of the Warrants that it holds;

(v)	(as relevant) each of the Agreements to which it is a party or the Warrants that it holds constitutes a valid and binding agreement or undertaking of said party, enforceable against it in accordance with the terms of such Agreements or Warrants;

(o)	none of the parties to the Agreements or the Warrants is or will be subject to any contractual restrictions, restrictions imposed by any court, arbitral panel or governmental, administrative or other authority that do not have general (erga omnes) application or similar restrictions binding upon it which would (i) restrict its ability to enter into or perform its obligations under (as relevant) the Agreements or Warrants (except, in relation to the Company, as may be set out in its articles of association), or (ii) have any implication on the opinion given in this Opinion Letter;

(p)	each party to the Agreements and Warrants has complied, and will continue to comply, with the requirements of good faith (goede trouw/bonne foi) and public policy (openbare orde/ordre public), and there has been no mistake of fact (dwaling/erreur), fraud (bedrog/dol) or duress (geweld/violence) or abuse of circumstances (misbruik van omstandigheden/abus de circonstances) in relation to the Agreements or Warrants;

(q)	none of the parties to the Agreements or the Warrants is or will be seeking to achieve any purpose not apparent from (as relevant) the Agreements or Warrants which might render the Agreements or Warrants illegal or void, and the Agreements have been entered into, and the Warrants have been issued and subscribed for, for bona fide commercial reasons and on arms’ length terms by each of the parties thereto;

(r)	the obligations of all parties under the Agreements and Warrants are binding and enforceable upon them under any applicable law (other than Belgian law), and the exercise and performance by any party to the Agreements or Warrants of its rights and obligations thereunder is lawful in any place of exercise or performance (other than Belgium);

(s)	any factual circumstances, statements and matters set out in or implied by any of the documents referred to in paragraph 3 (Documents Reviewed) are true, accurate and complete;

(t)	there are no provisions of the laws of any jurisdiction outside Belgium which would have any implication for the opinion given in this Opinion Letter and, insofar as the laws of any jurisdiction outside Belgium may be relevant, such laws have been or will be complied with;

(u)	the undertakings and agreements contained in the Agreements and Warrants are and will be duly performed and complied with by all parties thereto;

(v)	for the purpose of the opinion referred to in paragraph Error! Reference source not found., in so far as it relates to the actual issuance of New Shares to be issued upon exercise of the Warrants, (i) such Warrants have been validly exercised in accordance with the applicable terms and conditions of the Warrants and the provisions of the relevant resolutions of the extraordinary general shareholders’ meeting referred to in paragraph 3(e)(iii), (ii) the applicable subscription price (as relevant) and exercise price of such Warrants and the issue price of the New Shares underlying such Warrants have been duly paid up, (iii) the relevant underlying New Shares have been duly subscribed for, (iv) the issue of the relevant underlying New Shares and the corresponding capital increase are duly recorded by means of a notarial deed before a notary public as required by Belgian law, and (v) such notarial deed and an excerpt thereof are duly filed and registered as required by Belgian law.

6.	Opinion

Based upon and subject to the assumptions, qualifications and limitations set out in this Opinion Letter, and subject to any matters, documents or events not disclosed to us, we express the following opinion insofar as Belgian law is concerned:

The New Shares when duly issued and fully paid up upon exercise of the respective OrbiMed Warrants and GHI Warrants in accordance with the relevant terms and conditions thereof will be validly issued, fully paid up and non-assessable (meaning that a holder of the relevant New Shares will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such securities).

7.	Qualifications

The opinion expressed in this Opinion Letter is subject to the following qualifications:

7.1	Reliance on searches and enquiries

The searches and enquiries referred to in paragraph 4 (Searches and Enquiries) may not be up-to-date and do not constitute conclusive evidence of the matters stated therein.

7.2	Construction of certain terms

(a)	In this Opinion Letter Belgian legal concepts which are expressed in English are to be construed in accordance with the Belgian legal concepts to which they refer.

(b)	When used in paragraph 6, the term “valid” is a reference to the legal character of the relevant obligation and the terms “binding” and “enforceable” mean that the relevant obligation or instrument is of a type and form enforced by Belgian courts. None of these means that such an obligation or instrument will be enforced in accordance with its terms in every circumstance, and they are not to be construed as a prediction of the outcome of litigation.

7.3	Excluded matters

We do not express an opinion regarding:

(a)	(i) any laws of any jurisdiction (including, but not limited to, Belgium and the European Union) imposing economic or trade sanctions or similar restrictive measures or regarding anti-terrorism, anti-money laundering, anti-bribery or anti-tax evasion measures, (ii) any regulations enacted, administered, imposed or enforced by any relevant sanctions authority or (iii) the extent, scope, legality or enforceability of any person’s obligation to comply with any of such laws or regulations; and

(b)	the accuracy or completeness of any statements or warranties of fact set out in the documents referred to in paragraph 3 (Documents Reviewed) (except for the statements or warranties as to which we are expressing an opinion), which statements and warranties we have not independently verified.

8.	Disclosure, Reliance and Liability

(a)	This Opinion Letter is issued by Baker McKenzie, a Belgian limited liability company (BV/SRL), and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm or any associated firm thereof. In this Opinion Letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

(b)	This Opinion Letter may only be relied upon by the Company in connection with the Registration Statement and Prospectus, and by the subscribers to the New Shares when exercising Warrants. This Opinion Letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this Opinion Letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

(c)	We consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and Prospectus, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

(d)	This Opinion Letter may only be relied upon, and be disclosed, on condition that it is construed in accordance with Belgian law and that any dispute arising out of or in connection with it is brought before a Belgian court.

*     *     *

Yours faithfully,
Baker McKenzie BV/SRL

/s/ Michael Van Acker	/s/ Roel Meers
Michael Van Acker	Roel Meers
Partner	Partner
Michael.VanAcker@bakermckenzie.com	Roel.Meers@bakermckenzie.com